Exhibit 4.2

China Auto Rental Inc.

NAME AND ADDRESS OF SHAREHOLDER	CERTIFICATE NUMBER	DISTINCTIVE NUMBERS		PAR VALUE PER SHARE
		FROM	TO
CLASS OF SHARES
	DATE OF ISSUE	NO. OF SHARES		CONSIDERATION PAID

SHARE CERTIFICATE

OF

China Auto Rental Inc.

INCORPORATED IN THE CAYMAN ISLANDS

Authorised Capital: US$50,000.00 divided into 50,000 shares of a nominal or par value of US$1 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

SHAREHOLDER	NO. OF SHARES	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR / SECRETARY

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE